Delek Logistics Partners, LP Increases Revolving Credit Facility to $400 Million to Fund Future Growth

BRENTWOOD, Tenn., July 9, 2013 (BUSINESS WIRE) -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure, today announced that it increased its lender commitments under its revolving bank credit facility to $400 million from $175 million to support the future growth of its business.

Uzi Yemin, Chairman and Chief Executive Officer of Delek Logistics' general partner, remarked: “We appreciate the strong support from our bank group. This amendment provides additional financial flexibility to support our growth plans by increasing borrowing capacity and the allowable leverage ratio. During the third quarter of 2013, we expect to complete the first purchase of logistics assets from our sponsor, Delek US, which should provide a solid foundation for growth as we continue to explore additional third-party opportunities.”

While the terms and conditions of the amended and restated credit facility are substantially unchanged from the predecessor facility, adjustments were made to increase to 4.00 times from 3.50 times the maximum allowable Leverage Ratio, as defined in the credit agreement. The minimum allowable Interest Coverage Ratio, as defined in the credit agreement, was also amended to 2.50 times from 2.00 times previously. The maturity date for the facility remains unchanged, expiring on November 7, 2017. Fifth Third Bank is the administrative agent, Bank of America, N.A. and Royal Bank of Canada are Co-Syndication Agents under this facility. In addition, Compass Bank, Barclays Bank, PLC, PNC Bank, National Association and RBS Citizens, N.A. are Co-Documentation Agents.

At June 30, 2013, outstanding borrowings under this facility were $90.0 million and $11.5 million of letters of credit were issued under the facility.

About Delek Logistic Partners, LP

Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, is a growth-oriented master limited partnership formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US Holdings, thereby subjecting us to Delek US Holdings' business risks, risks relating to the securities markets generally, the impact of adverse market conditions affecting the business of Delek Logistics, adverse changes in laws including with respect to tax and regulatory matters and other risks as disclosed in our annual report on Form 10-K, quarterly reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. There can be no assurance that actual results will not differ from those expected by management or described in forward-looking statements of Delek Logistics. Delek Logistics undertakes no obligation to update or revise such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof.

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